Exhibit D
POWER OF ATTORNEY
Crown Finance Foundation, registered at “Am Schrägen Weg 14, FL-9490 Vaduz” represented by Dr. Norbert Seeger, Attorney-at-Law, Vaduz, and Dr. Christian Zangerle, Vaduz, with joint signature right by two, herewith empowers
Mr. Franz Thomas Alexander Wolf,
holder of Passport
No. 2478487411 of the
Federal Republic of Germany,
issued
on July 24, 1997 by
Landeseinwohneramt Berlin
to sign on behalf of Crown Finance
Foundation
reports to be filed with the
United States Security and Exchange
Commission under the Securities
Exchange Act of 1934.
This Power of Attorney is valid until 31st July 2007.
Vaduz, 29th June 2006
CROWN FINANCE FOUNDATION

/Dr. Norbert Seeger/	/Dr. Christian Zangerle/
(Dr. Norbert Seeger)	(Dr. Christian Zangerle)